Exhibit 10.4

November 28, 2023

David Schultz

[***]

Re:	Conditional Offer of Employment

On behalf of AHS Management Company, Inc., part of the Ardent Health Services (“the Company”) family, I am pleased to extend you this conditional offer of promotion to serve as Regional President of a multistate region with the anticipated start date of December 11, 2023. Congratulations! Upon your start date, you will initially serve as Interim President of Hospital Operations until a permanent candidate is finalized. As Interim President of Hospital Operations, you will report directly to Marty Bonick.

This position is a full-time and exempt status position. Upon accepting this offer, you will be paid a salary of $610,000 annually, which will compensate you for all hours worked on behalf of the Company. Employees are paid bi-weekly minus any required deductions for withholding and any other authorized employee deductions. While serving as Interim President of Hospital Operations, you will receive a 15% premium on your base salary paid out as a bonus upon start date of permanent candidate.

As a full-time employee, the Company will provide you and your eligible dependents with the standard benefits, which are described in detail in the general employee benefits materials we will provide.

Incentive Program

You will be eligible to participate in our incentive compensation program with a target incentive of 60% of your base salary. The program provides for the payment of additional compensation if certain financial and operational targets are obtained and runs concurrent with our January 1 fiscal year. To recognize your contributions during your time as Market President, Ardent will pay you a pro-rated bonus equivalent to target based on the eight months you served us in the Albuquerque market, approximately $225K, payable with our typical bonus cycle in March of the following year and subject to ordinary taxes.

Profit Interest Units

You will receive a supplemental grant of Profit Interest Units (PIUs) with a target value of $290,000. This PIU grant combined with your initial grant provides a target value of $885,000 and you will be eligible for another grant during the regular focal review process, typically end of the first quarter. This supplemental grant is effective at the beginning of the quarter following your effective date. Ardent’s legal department administers PIUs and will provide more information on the PIU grant and draft formal documentation for your signature and execution.

Relocation

We will provide relocation benefits as outlined in the included summary, in addition to a miscellaneous expense allowance up to the amount of $10,000.00. All non-qualified relocation expenses/reimbursements are considered taxable income to the recipient and therefore are subject to normal payroll/tax withholding. As a result, the net pay of this additional relocation benefit will not be the exact amount, as stated above. All relocation expenses are subject to the reimbursement provision as described in the included Relocation Expense Reimbursement Agreement for your review. This Agreement will also be provided with your onboarding documents for signature.

Temporary Housing

The Company will provide you with temporary housing in the Greater Nashville, Tennessee area through our relocation partner Focus Relocation during the course of your interim assignment.

Please understand that your employment with the Company is considered at-will, and as such, may be ended, with or without notice and with or without cause, at any time by either you or the Company. Nothing in this letter, nor any other oral or written representations shall be construed in any way to guarantee continued employment for any specific period of time. However, should the Company exercise its right to terminate you without cause, you will be eligible for one (1) year base salary at the then current rate, as severance pay provided you comply with the terms of the severance plan including a release of claims.

Please indicate your acceptance of your offer by signing this document below no later than seventy-two hours from date of issuance.

If you have any questions regarding this employment offer, please contact the Human Resources Department to discuss. I sincerely hope you choose to join the Company and look forward to hearing from you soon.

Sincerely,

Marty Bonick

By signing my name below, I confirm that I understand and accept the terms of the offer as stated above.

/s/ David Schultz	11/28/23
Signature	Date